Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

SENESCO TECHNOLOGIES TO PRESENT AT BIO 2008 BUSINESS FORUM

NEW BRUNSWICK, N.J. (June 12, 2008) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX:SNT) today announced that the Company will be presenting at the Business Forum during BIO 2008, the Biotechnology Industry Organization’s Annual International Convention, which is being held at the San Diego Convention Center from June 17-20, 2008.  Bruce Galton, Chief Executive Officer of Senesco, will deliver the Company’s corporate presentation on Wednesday, June 18th, at 3:30 p.m. local time in Room 2.

The BIO Business Forum is the largest partnering and networking program in the industry. It offers pharmaceutical and biotechnology companies, academic research institutions and investors from around the world the unique opportunity to gather in one place at one time to learn about each other and meet one-on-one to discuss business opportunities of mutual interest.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.